Globe House

4 Temple Place

London WC2R 2PG

United Kingdom

Tel:    +44 (0)20 7845 1000

Fax: +44 (0)20 7240 0555

www.bat.com

US Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

15 March 2018

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that British American Tobacco p.l.c. has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended 31 December 2017 (page 232), which was filed with the Securities and Exchange Commission on 15 March 2018.

Respectfully submitted,

British American Tobacco p.l.c.

/s/ Paul McCrory
Paul McCrory Company Secretary

British American Tobacco p.l.c.    Registered in England and Wales no. 3407696

Registered office: Globe House, 4 Temple Place, London WC2R 2PG